Exhibit 10.44

Execution Copy

Confidential

SOFTWARE LICENSE AGREEMENT

Software License Agreement (this “Agreement”) dated as of May 1, 2009, (the “Effective Date”) by and between CombinatoRx, Incorporated, 245 1st Street, Fourth Floor, Cambridge, Massachusetts 02142 (“CombinatoRx”) and Novartis Institutes for BioMedical Research, Inc., 250 Massachusetts Avenue, Cambridge, Massachusetts 02139 (“Novartis”).

1.	GENERAL: CombinatoRx and Novartis agree that the terms and conditions set forth in this Agreement apply to the license of the software and components set forth on Annex 1 (the “Software”) and any documentation related to the Software (the “Documentation”). Documentation shall include all user manuals and supplements which refer to or apply to the Software.

2.	COLLABORATION AGREEMENT: This Agreement is entered into concurrently with that certain Research Collaboration and License Agreement (the “Collaboration Agreement”) dated as of the date hereof by and between CombinatoRx and Novartis. The signature(s) of each party hereto shall not be effective until both parties have also signed the Collaboration Agreement, and the signature(s) of each party to the Collaboration Agreement shall not be effective until both parties have also signed this Agreement. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Collaboration Agreement.

3.	LICENSE: CombinatoRx hereby grants to Novartis and its Affiliates a nonexclusive, worldwide, royalty free license during the Term to use the Software and Documentation to carry out the Research Collaboration and for other internal research purposes (the “License”). The number of copies of Software permitted to be installed and used by Novartis and its Affiliates shall be unlimited. Novartis and its Affiliates may make copies of the Software and the Documentation as needed for installation, maintenance and backup purposes.

Novartis and its Affiliates shall not decompile the Software, but may test the Software and integrate the Software with any systems and software that are proprietary to Novartis or its Affiliates and/or provided or developed by third parties and owned by or licensed to Novartis or its Affiliates. Novartis and its Affiliates may also make the Software and the Documentation available to third party independent contractors working at their facilities under the direction of Novartis’ or its Affiliates’ employees (for example, outsourced IS/IT support).

The License does not include any ownership rights in or rights to sublicense, market or resell the Software or the Documentation. Novartis acknowledges CombinatoRx’s proprietary rights in the Software and the Documentation and agrees to reproduce all copyright notices and disclaimers on all copies of the Software and Documentation.

4.	CONSIDERATION: The License shall be fully paid up for the Initial Term pursuant to the consideration paid to CombinatoRx under Section 5.1(a) of the Collaboration Agreement. The consideration for each Subsequent Term shall be three million US Dollars ($3,000,000) per Subsequent Term, payable within sixty (60) days after Novartis receives CombinatoRx’s invoice for the same, such invoice to be sent after the first day of such Subsequent Term and substantially in the form of Schedule I to the Collaboration Agreement.

5.	OWNERSHIP OF RESULTS: Novartis (or its Affiliates, as applicable) shall solely own any and all results, data, inventions (whether or not patentable), copyright and know-how generated by or through Novartis’ or its Affiliates’ use of the Software and the Documentation outside of the Research Collaboration. Ownership of all results, data, inventions (whether or not patentable), copyright and know-how generated by or through Novartis’ or its Affiliates’ use of the Software and Documentation to carry out the Research Collaboration shall be as set forth in the Collaboration Agreement.

6.	DELIVERY OF SOFTWARE AND DOCUMENTATION: CombinatoRx shall make the Software available via download or physical media (as appropriate) to Novartis and its Affiliates promptly after the Effective Date, provided that the installation of the Software shall be governed by Section 7. CombinatoRx shall also provide Novartis and its Affiliates with a reasonable number of copies of the Documentation in electronic or hard copy form (as appropriate). Any keys or codes required to “unlock” or enable the installation and/or operation of the Software will be provided along with the Software.

7.

INSTALLATION, TECHNICAL SUPPORT AND MAINTENANCE: CombinatoRx shall provide all reasonable support required by Novartis and its Affiliates to facilitate the initial installation of the Software and technology transfer necessary or useful to implement the Software at Novartis in Cambridge, Massachusetts at no additional cost, pursuant to the software implementation and support plan attached to this Agreement as Annex 2 and incorporated herein. CombinatoRx shall complete the initial installation and technology transfer no later than the end of the sixth (6th) week after the Effective Date. CombinatoRx personnel shall not be required to travel outside the Boston metropolitan area (including Cambridge, Massachusetts) to support the installation of the Software outside of Cambridge, Massachusetts. In addition, CombinatoRx shall provide up to two hundred (200) hours of support per year of the Term at no cost. CombinatoRx shall notify Novartis in writing when one hundred eighty (180) hours of support have been used in each year of the Term. Support in excess of two hundred (200) hours per year of the Term shall be provided by CombinatoRx at the rate of one hundred US dollars ($100) per hour, billed in quarter-hour increments and invoiced to Novartis monthly, in arrears. CombinatoRx shall provide Novartis and its Affiliates with “standard release” (i.e., not alpha or beta test) updates and bug fixes to the Software as they become available during the Term.

8.

CODE ESCROW: CombinatoRx shall deposit the Software (both source code and machine readable code) and Documentation in escrow with a third party escrow agent (the “Escrow Agent”) mutually agreeable to Novartis and CombinatoRx. CombinatoRx shall update the Software and Documentation under escrow periodically, but at least at the same time that standard release updates and bug fixes to the Software and Documentation are provided to Novartis pursuant to Section 7. The precise terms and conditions of such escrow shall be as set forth in an escrow agreement (the “Escrow Agreement”) to be executed concurrently with this Agreement by and among CombinatoRx, Novartis and the Escrow Agent. The Escrow Agreement shall specify that the Software and Documentation under escrow will be released to Novartis in the Event of Bankruptcy of CombinatoRx and as otherwise mutually agreed by CombinatoRx and Novartis. Fees charged by the Escrow Agent shall be paid by Novartis.

9.	CONFIDENTIALITY AND NON-DISCLOSURE:

(A)	Software and Documentation

Novartis acknowledges that the Software and Documentation are proprietary products of and shall remain the property of CombinatoRx or its suppliers. Novartis and its Affiliates will not disclose or otherwise make available to any third party any Software, Documentation, or information contained therein, in any form, except as otherwise provided for in this Agreement. Novartis and its Affiliates shall take appropriate action by instruction or signed agreements with their employees and independent contractors to satisfy their obligations under this Section.

(B)	Novartis Confidential Information

If for any reason CombinatoRx gains access to Novartis’ or its Affiliates’ confidential or proprietary information, technology or know-how, to which CombinatoRx does not have a right of access under the Collaboration Agreement or another written agreement, CombinatoRx agrees to not examine, use, copy, disclose or keep such confidential or proprietary information, technology or know-how, but to return them promptly to Novartis. CombinatoRx’s obligations of confidentiality and nondisclosure shall apply to all forms of confidential information, technology or know-how received in any manner. For further clarity, all information, technology and know-how obtained by CombinatoRx and its employees and independent contractors while on Novartis’ or its Affiliates’ premises (whether via disclosure by Novartis or its Affiliates, unintentionally or otherwise) shall be considered confidential and proprietary under this Section. CombinatoRx shall take appropriate action by instruction or signed agreements with its employees and independent contractors to satisfy CombinatoRx’s obligations under this Section.

(C)	Publicity

Neither party may disclose the existence or terms of this Agreement or make any press release or other public communication relating to this Agreement and the transactions contemplated herein without the prior written consent of the non-disclosing party, such consent to be in the sole discretion of such non-disclosing party, except as may be required by applicable laws, regulations, or judicial order. Notwithstanding the foregoing, publications describing results obtained using the Software are permitted to reference the method by which such results were obtained, and are permitted to acknowledge CombinatoRx and the name of the Software.

(D)	Injunctive Relief

Because harm not adequately compensable by monetary damages might result from unauthorized disclosure of proprietary or confidential information, either party may seek injunctive relief, without posting a bond, if the other party breaches its obligations of confidentiality and nondisclosure under this Agreement.

The provisions of this Section 9 shall survive for a period of five (5) years following the termination or expiration of this Agreement.

10.	INTELLECTUAL PROPERTY INFRINGEMENT: CombinatoRx will defend, indemnify and hold Novartis and its Affiliates harmless against any and all third party claims (including reasonable attorneys fees and expenses) that the Software or Documentation, or any part thereof, infringes any patent, copyright, or trade secret worldwide. If the use of the Software or the Documentation, or any part thereof is enjoined, CombinatoRx will, at its own expense and at its option, either (A) procure the right to continue using the Software or the infringing part thereof; (B) replace same with non-infringing substitutes; (C) modify the Software so that it becomes noninfringing; or (D) if CombinatoRx finds no commercially reasonable solution under (A), (B), or (C) above, terminate the License. Notwithstanding the foregoing, if CombinatoRx performs any of choice (A), (B) or (C) for itself, it shall do the same for Novartis and its Affiliates.

The foregoing states the entire liability of CombinatoRx with respect to infringements of patents, copyrights, or trade secrets by the Software or Documentation.

Parts of the Software or Documentation may have been patented or copyrighted by CombinatoRx or its third-party providers. Patent or copyright notices may have been included in the Software and Documentation for protective purposes, and such notices shall not be construed as causing publication of the Software or Documentation.

11.	REPRESENTATIONS AND WARRANTIES: CombinatoRx represents and warrants that it owns or has acquired all third party intellectual property rights needed to grant the License pursuant to Section 2 of this Agreement. CombinatoRx represents and warrants that upon download or receipt, the Software, the Documentation and any updates will not contain any virus, worm, Trojan horse or other malicious or potentially harmful code.

Neither CombinatoRx nor any of its third party suppliers otherwise warrants or guarantees the performance of the Software or the results obtained from use of the Software.

12.

IMPLIED WARRANTIES, DISCLAIMER: EXCEPT AS OTHERWISE REQUIRED BY LAW, THE EXPRESS WARRANTIES IN SECTION 11 ARE COMBINATORX’S EXCLUSIVE WARRANTIES AND ARE IN LIEU OF ALL IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A

PARTICULAR PURPOSE. COMBINATORX WILL NOT BE LIABLE IN ANY EVENT FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE PERFORMANCE OF THE SOFTWARE OR ITS USE.

13.	TERM AND TERMINATION: The term of this Agreement shall be five (5) years, six (6) weeks from the Effective Date (the “Initial Term”), unless extended pursuant to this Section or earlier terminated as set forth in the following paragraph. Novartis may, in its sole discretion, extend the Term of this Agreement for three (3) additional five (5) year periods (each, a “Subsequent Term”) pursuant to written notice provided to CombinatoRx, in each case, no later than thirty (30) days prior to the end of the Initial Term or current Subsequent Term, as applicable. Collectively, the Initial Term and any Subsequent Terms shall constitute the “Term.”

This agreement may be terminated prior to the end of the Term as follows:

(A)	by Novartis at any time for any reason or no reason upon written notice;

(B)	by mutual written consent of Novartis and CombinatoRx;

(C)	by CombinatoRx pursuant to Section 10(D); or

(D)	by CombinatoRx in the event of a default or breach by Novartis of any material term or condition of this Agreement, provided that CombinatoRx has sent written notice of such default or breach to Novartis, and provided, further, that Novartis has not cured such default or breach within sixty (60) days of Novartis’ receipt of such notice.

Upon expiration or termination of this Agreement, Novartis and its Affiliates shall promptly uninstall and return to CombinatoRx all copies of the Software and Documentation in their possession or certify in writing to CombinatoRx that all such copies have been destroyed. CombinatoRx shall provide reasonable assistance to Novartis, as required under the circumstances, to uninstall and destroy the Software and Documentation. Termination or expiration of this Agreement shall not terminate, constitute a breach of, or otherwise affect the Collaboration Agreement.

14.

ASSIGNMENT: This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. Neither party may assign this Agreement without the written consent of the other, and any such attempted assignment shall be null, void and of no effect. Notwithstanding the foregoing, Novartis may assign this Agreement to an Affiliate of Novartis without the prior written consent of CombinatoRx. “Affiliate” shall mean any person who directly or indirectly controls or is controlled by or is under common control with a party to this Agreement. For purposes of this definition, “control,” “controls” or “controlled” means ownership directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. In the case of Novartis, “Affiliates” shall also expressly be deemed to include the Novartis Institute for Functional Genomics, Inc. (also known as the Genomics Institute of the Novartis Research Foundation), the Friedrich Miescher Institute for BioMedical Research and their respective Affiliates.

15.	NOTICES: Notices under this Agreement shall be in writing, will be effective when received, and shall be sent to the address designated in the first paragraph of this Agreement or such other address as may have been furnished to the other party by prior written notice according to this Section.

16.	GOVERNING LAW AND VENUE: This Agreement and any dispute arising from the performance or breach of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to conflicts of laws principles. The Parties hereby irrevocably submit to the exclusive jurisdiction of and venue in the state and federal courts located in Suffolk County, Massachusetts. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. In the event the Uniform Computer Information Transactions Act (UCITA) or any similar federal or state laws or regulations are enacted, they will not apply to this Agreement, and the governing law will remain as if such laws or regulations had not been enacted.

17.	SEVERABILITY: If any provision of this Agreement shall be judged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited to the minimum extent necessary so that this Agreement shall otherwise remain in effect.

18.	INDEPENDENT CONTRACTORS: The parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise or agency created hereby between the parties. Neither party will have the power to bind the other or incur obligations on the other party’s behalf.

19.	SURVIVAL: Notwithstanding the termination or expiration of this Agreement, all indemnities and duties of confidentiality and non-disclosure in this Agreement will continue in full force and effect to the extent required for their full observance and performance, or in any event for a period of five (5) years from the date of termination or expiration of this Agreement.

20.	ENTIRE AGREEMENT: This Agreement (including its annexes), together with the Collaboration Agreement and the Escrow Agreement, constitute the entire agreement between Novartis and CombinatoRx regarding the Software and Documentation and supersede all prior oral and written statements of any kind whatsoever made by either party or their representatives. Any waivers or amendments, to be effective, must be in writing, signed by both parties. The failure of either party to exercise or enforce any right conferred upon it under this Agreement will not be deemed to be a waiver of such right nor operate to bar the enforcement thereof at any time or times thereafter.

21.	COUNTERPARTS: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. A facsimile copy of this Agreement shall be considered equivalent to the original for purposes of validity and enforcement of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to become effective as of the Effective Date.

NOVARTIS INSTITUTES FOR BIOMEDICAL RESEARCH, INC.		COMBINATORX, INCORPORATED

By:	/s/ Dr. Mark C. Fishman	By:	/s/ Alexis A. Borisy
Name:	Dr. Mark C. Fishman	Name:	Alexis A. Borisy
Title:	President, NIBR	Title:	CEO & President

[Signature Page to Software License Agreement]

Annex 1

Software

(1)	Chalice Viewer.

Desktop software designed to work with the Chalice Analysis Server software to provide data review, manipulation, and reporting functions. The Chalice Viewer stores analyzed data in individual data files which can be used collaboratively.

(2)	Chalice Analysis Server software.

J2EE analysis engine specifically designed to analyze and create comprehensive visualizations, with specialized analysis for data collected in combination experiments where multiple test substances exist in various doses and ratios within the experimental system.

(3)	Chalice Analysis Server API.

A service provider interface API within which Novartis can implement a data provider to connect the Chalice Analysis Server software to their screening database.

(4)	Data Provider Reference Implementation.

For the purposes of providing additional guidance, CombinatoRx will provide a reference implementation of a data service provider which is able to index and access screening data from file system files. The reference implementation is anticipated to be useful to Novartis for the purposes of completing its implementation of data provider(s), as well as for actually handling data collected outside of its core screening infrastructure.

Annex 2

Software Implementation and Support Plan